AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            This Amended and Restated Employment Agreement (this "Agreement") is made and entered into as of September 8, 2006 (the "Effective Date"), by and between Home Solutions of America, Inc., a Delaware corporation (the "Employer") and Frank J. Fradella, an individual resident of the State of Louisiana (the "Executive").

RECITALS:

            A.        The Employer and the Executive entered into that certain Executive Employment Agreement, dated December 20, 2004 (the "Original Agreement").

            B.         The Original Agreement sets forth the terms and conditions pursuant to which the Executive is employed by the Employer.

            C.        The Employer and the Executive desire to amend the Original Agreement to implement certain material changes to the terms and conditions of Executive's employment.

            D.        In connection with amending the Original Agreement to implement the material changes to the terms and conditions of Executive's employment, the Employer and the Executive have decided that it would be appropriate to amend and restate the Original Agreement in its entirety, as follows:

WITNESSETH:

WHEREAS, the Executive has certain skills, experience, and abilities that may be valuable to the success of the Employer's operations and future profitability; and

WHEREAS, the Employer desires to employ and retain the services of the Executive as a full-time employee in the positions of Chairman and Chief Executive Officer of Employer, and the Executive desires to work for and be employed by Employer in such positions; and

WHEREAS, the Employer and the Executive desire to set forth the terms and conditions pursuant to which the Executive will be employed by the Employer.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1:         EMPLOYMENT TERM AND DUTIES

1.01     Employment.  The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

1.02     Term.  The term of the Executive's employment with the Employer pursuant to this Agreement shall commence on the Effective Date and shall continue until December 31, 2007, subject to the termination provisions in Section 4 of this Agreement.

1.03     Duties and Services.  The Executive will be employed as the Chairman and Chief Executive Officer of Employer in Dallas, Texas, and will have such duties and perform such services as are customary with such positions.  The Executive shall report directly and only to the Employer's Board of Directors (the "Board").  The Executive will devote at least 90% of his business time, attention, skill, and energy exclusively to the business of the Employer.  The Executive will comply with all applicable Employer policies and procedures as well as with all applicable laws in performing his duties for the Employer.  The Executive will be available to travel on Employer business as the needs of the Employer may reasonably require.

Section 2:         COMPENSATION

2.01     Salary.  During the Employment Period, the Executive will be paid an annual base salary of $350,000 (such amount is hereinafter referred to as "Salary").  The Employer shall withhold from each installment of the Salary, all applicable federal, state, and local income and other payroll taxes.

2.02     Benefits.  During the Employment Period and as otherwise set forth herein, the Executive and his dependents (if applicable), will be permitted to participate in all of the Employer's employee benefit plans for its employees and its senior management (collectively, "Benefits") that may be in effect from time to time to the extent the Executive and his dependents are eligible for participation under the terms of such plans.

2.03     Bonuses; Long Term Incentive Compensation.  For each of the Employer's fiscal years, the Executive may be awarded cash and/or equity-based bonuses and long term incentive compensation based on the recommendation of the Board's Compensation Committee (the "Committee") and approved by the independent members of the Board, as set forth in the Executive Compensation Plan for the Executive adopted by the Committee and the independent members of the Board of Directors, a copy of which is attached hereto as Exhibit A.

2.04     Indemnification.  The Executive is and shall be entitled to mandatory indemnification and advancement of expenses from the Employer to the fullest extent permitted by law and to directors' and officers' liability insurance coverage to the maximum extent that any other officer of the Employer is covered.

Section 3:         FACILITIES AND EXPENSES

            The Executive will be entitled to use the office space, equipment, supplies, and such other facilities, property, and personnel as are currently being provided by the Employer and as such may hereafter be necessary or appropriate for such purposes to perform his duties under this Agreement.  The Employer will reimburse the Executive for reasonable expenses incurred by the Executive in the performance of his duties in accordance with the Employer's employment policies in effect from time to time; provided, however, that the Executive must file written expense reports with respect to such expenses, in accordance with the Employer's employment policies, before the Executive may receive such reimbursement.

Section 4:         TERMINATION

4.01     Termination of Employment Period.

(a)        Death of the Executive.  The Employment Period shall terminate immediately and automatically upon the death of the Executive.

(b)        Termination by the Employer.  The Employer may terminate the Employment Period (i) immediately upon the delivery of a Notice of Termination (as defined in Section 4.01(d) of this Agreement) by the Employer to the Executive setting forth the facts that indicate that a determination has been made that the Executive has a Disability in accordance with Section 4.02 of this Agreement; (ii) immediately upon delivery of a Notice of Termination by the Employer to the Executive setting forth the facts that indicate that an event constituting Cause (as defined in Section 4.03 of this Agreement) has occurred, or on such later date as may be set forth in such Notice of Termination; or (iii) at any time without Cause effective as of the 30th day following the delivery of a Notice of Termination by the Employer to the Executive.

(c)        Termination by the Executive.  The Executive may terminate the Employment Period (i) immediately upon delivery of a Notice of Termination by the Executive to the Employer setting forth facts that indicate that an event constituting Good Reason (as defined in Section 4.04 of this Agreement) has occurred within the 60 days immediately prior to the date of delivery of such Notice of Termination, or (ii) at any time without Good Reason effective as of the 30th day following the delivery of a Notice of Termination by the Executive to the Employer.

                        (d)        Notice of Termination.  For purposes of this Agreement, a "Notice of Termination" shall mean a written notice (delivered in accordance with Section 7.05 herein) that indicates the specific termination provision in this Agreement upon which the party intending to terminate the Employment Period is relying and sets forth in reasonable detail the facts and circumstances that provide a basis for termination of the Employment Period under such termination provision.

4.02     Definition of "Disability."  For purposes of this Agreement, the Executive will be deemed to have a "Disability" under any of the following conditions: (a) the Executive is unable to render and perform substantially and continuously the Executive's duties and services as required  by this Agreement by reason of any medically determinable physical or mental condition that is expected to result in death or can reasonably be expected to last for a continuous period of not less than 12 months, (b) the Executive is determined to be disabled in accordance with a disability income insurance program sponsored by the Employer, provided the definition of disability applied under such program complies with the requirements of Section 409A of the Code, or (c) the Executive is determined to be totally disabled by the Social Security Administration .  Upon the request of either party hereto following written notice to the other, the Disability of the Executive in accordance with part (a) of the preceding sentence will be determined by a medical doctor (the "Examining Doctor") who shall be selected as follows: the Employer and the Executive shall each select a medical doctor, and those two medical doctors will select a third medical doctor who will be the Examining Doctor.  The determination of the Examining Doctor as to whether or not the Executive has a Disability pursuant to part (a) of this Section 4.02 will be binding on both parties hereto.  For purposes of part (a) of this Section 4.02, the Executive must submit to a reasonable number of examinations by the Examining Doctor, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and the results of such examinations; provided, however, if the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead under this Section 4.02 for the purposes of submitting the Executive to examinations and providing any such authorizations of disclosure.

4.03     Definition of "Cause."  For purposes of this Agreement, "Cause" shall mean: (a) the Executive's material and persistent failure to perform his duties and services in accordance with this Agreement, unless such failure is due to the Executive's Disability; (b) the Executive's material violation of this Agreement or any material inaccuracy of any representation or warranty of the Executive contained herein; (c) the appropriation (or willful attempted appropriation) by Executive of a material business opportunity of the Employer that is not waived in writing or renounced in writing by the Employer, including, but not limited to, attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the theft or embezzlement by the Executive of any material real or personal property, tangible or intangible, of the Employer or any of its Affiliates (as defined in Section 8 of this Agreement); (e) the commission of an act of fraud by the Executive upon, or bad faith or willful misconduct toward, the Employer or any of its Affiliates; (f) conduct by the Executive constituting gross negligence that is materially injurious to the Employer, a customer of the Employer, or any of the Employer's Affiliates; or (g) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest by the Executive with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.  The Board has the exclusive right on behalf of Employer to determine whether "Cause" exists.  Before making a decision of whether "Cause" exists, the Board shall grant the Executive a reasonable period of time to cure the conduct in question, if the Board determines the matter is curable.  The Board shall provide the Executive with a written statement of the alleged conduct which it is considering as "Cause" for termination and provide the Executive with a reasonable opportunity to meet with the Board to discuss the alleged conduct before the Board makes a final decision on whether there is "Cause" to terminate the Executive's employment.

4.04     Definition of "Good Reason."  For the purposes of this Agreement, the phrase "Good Reason" means (i) the Employer's reduction of the Executive's Salary or any material breach of this Agreement and the Employer's failure to remedy such breach within 10 days following the delivery of written notice of such breach by the Executive to the Employer; (ii) the assignment by the Employer to the Executive, without the prior written consent of the Executive, of responsibilities or duties that are substantially different from the duties and services set forth in Section 1.03 of this Agreement; (iii) the relocation of the Executive from Dallas, Texas; (iv) any demotion of the Executive in rank, title, duties, authority or reporting status; (v) any material impairment of Executive's opportunity to earn a bonus or long-term incentive compensation; or (vi) any failure of the Employer to obtain an assumption of the Employer's obligations under this Agreement from a successor to the Employer as provided in Section 7.04 of this Agreement.

4.05     Effect of Termination of Employment Period; Post-Termination Benefits.  Upon the termination of the Employment Period in accordance with Section 4 of this Agreement, the Executive's obligation to render to the Employer the services described in Section 1.03 of this Agreement shall cease and the Employer shall pay the Executive or, in the event of his death while amounts remain payable hereunder, his Designated Beneficiary (as defined in this Section 4.05), if at all, as follows:

                       (a)        Termination by the Employer with Cause or by the Executive without Good Reason.  If the Employment Period is terminated in accordance with Section 4.01(b)(ii) or Section 4.01(c)(ii) of this Agreement, the Executive will be entitled to receive solely that portion of his Salary accrued by the Executive through the date on which the Executive's employment is terminated and the Employment Period ends (the "Employment Termination Date").  The Executive shall not receive, and shall not be entitled to receive, any Salary or Benefits thereafter, except as otherwise required in accordance with federal or state law or the terms of the plans or agreements governing the Benefits provided hereunder.  Any salary to which the Executive is entitled under this Section 4.05(a) shall be paid in accordance with the Employer's normal payroll practices as in effect on the date of this Agreement.

                        (b)        Termination by the Employer without Cause or by the Executive with Good Reason.  If the Employment Period is terminated in accordance with Section 4.01(b)(iii) or Section 4.01(c)(i) of this Agreement, the Executive will be entitled to receive (i) the Salary that would have been payable to him during the remainder of the term of this Agreement if his employment hereunder had continued, and (ii) an amount equal to the product of (x) the Severance Percentage (as defined below), multiplied by (y) the Executive's Actual Aggregate Compensation (as defined in Section 4.05(d) below) for the Employer's fiscal year most recently ended prior to the termination.  For purposes of this Agreement, the "Severance Percentage" shall mean the percentage resulting from the following calculation:  (x) the number of days during the period from January 1, 2006 through the Employment Termination Date that the Executive was employed by the  Company, divided by (y) 730.  The Executive also will be entitled to receive the amount of Salary, bonus and long-term incentive compensation which the Executive has earned through the Employment Termination Date as determined in good faith by the Committee.  In addition, if the Executive would lose coverage under the group health plan sponsored or maintained by the Employer as a result of the termination of the Executive's employment and Executive elects to continue health coverage through a group health plan sponsored or maintained by the Employer under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Employer will reimburse the Executive for the COBRA premiums for coverage for the Executive and his dependents for the initial twelve months of coverage, except that the Employer's obligations in this sentence will expire upon the Executive's and his dependents' becoming eligible for comparable coverage under another employer's health benefits plan or policy.  The cost of coverage under the Employer's group health plan will be payable solely by the Employer.  Except to the extent otherwise permitted under Section 409A of the Code, the Salary, bonuses and long-term incentive compensation and the payments for the cost of group health plan coverage under COBRA shall be accumulated by the Employer and paid to the Executive on the first day of the seventh calendar month following the Employment Termination Date or, if earlier, the date of the Executive's death, and thereafter payments to which the Executive is otherwise entitled hereunder shall be made in equal monthly installments on the first day of each calendar month for the remainder of the period.  If, at the Employment Termination Date, or at any time thereafter, the Salary, bonuses and long-term incentive compensation or payments for the cost of group health plan coverage under COBRA to which the Executive is entitled under this Section 4.05(b) are not required to be deferred under Section 409A of the Code, then such amounts shall instead be paid in equal monthly installments on the first day of each calendar month; provided, that the first installment shall be paid on the later of (i) the first day of the calendar month immediately following the Employment Termination Date or (ii) the date which is fifteen (15) days following the Employment Termination Date.  In addition, any restricted stock grants which have been made to the Executive upon the achievement of LTI Performance Criteria, and any other restricted stock grants to the Executive, and any outstanding stock options granted to the Executive, shall become fully vested.

            (c)        Termination upon Death or Disability. If the Employment Period is terminated in accordance with Section 4.01(a) or Section 4.01(b)(i), the Employer will pay to the disabled Executive or to the Executive's Designated Beneficiary, as the case may be, one year of the Executive's Salary that would have been payable during the Employment Period following the date of the Executive's death or the date of the determination that the Executive has a Disability, whichever is applicable, if his employment hereunder had continued.  The Executive or the Executive's Designated Beneficiary also will be entitled to receive the amount of bonus and long-term incentive compensation which the Executive has earned through the Employment Termination Date as determined in good faith by the Committee.  In addition, in the event the Executive is determined to have a Disability and the Executive elects under COBRA to continue his health insurance through a group health insurance plan sponsored or maintained by the Employer, the Employer will reimburse the premiums for coverage for the Executive and his dependents for the initial twelve months of such coverage, except that the Employer's obligations in this sentence will expire upon the Executive's and his dependents' becoming eligible for comparable coverage under another employer's health benefits plan or policy.  Amounts to which the Executive or the Executive's Designated Beneficiary are entitled to receive hereunder shall be paid in equal monthly installments on the first day of each calendar month; provided, that the first installment shall be paid on the later of (i) the first day of the calendar month immediately following the Employment Termination Date or (ii) the date which is fifteen (15) days following the Employment Termination Date; except that benefits which the Executive is entitled to receive under the disability income insurance maintained by the Employer, if any, shall be paid in accordance with the terms of such program.  Further, any restricted stock grants which have been made to the Executive upon the achievement of LTI Performance Criteria, any other restricted stock grants to the Executive, and any outstanding stock options granted to the Executive shall become fully vested.  Except to the extent otherwise provided in this Section 4.05(c), the Executive or the Executive's Designated Beneficiary shall have no right to receive, and the Employer shall have no further obligation to pay to the Executive, further monthly installments of Salary or Benefits.  For the purposes of this Agreement, the Executive's "Designated Beneficiary" means such individual beneficiary or trust, located at such address as the Executive may designate by written notice to the Employer from time to time or, if the Executive fails to give written notice to the Employer of such a beneficiary, the Executive's estate; provided, however, that, notwithstanding the preceding clause of this sentence, the Employer shall have no duty under any circumstances to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(d)        Termination within One Year After a Change in Control.  If the Employment Period is terminated within one year after a Change of Control (as defined  in this Section 4.05(d)), the Executive shall be entitled to receive (i) two years of compensation based on the Executive's Actual Aggregate Compensation (as defined in this Section 4.05(d)) for the Employer's fiscal year most recently ended prior to the Employment Termination Date and (ii) reimbursement for the cost of coverage for the Executive and his dependents under the group health plan sponsored by the Employer, or its successor, to the same extent as provided on the date immediately preceding the Change of Control or immediately preceding the Employment Termination Date, whichever is more advantageous to the Executive and his dependents, during the two years following the Employment Termination Date.  For purposes of clause (ii), the Employer or its successor will reimburse the Executive for the COBRA premiums for coverage for the Executive and his dependents until the end of the COBRA continuation coverage period applicable to the Executive, and for the remainder of the two-year period following the Employment Termination Date the Employer or its successor will arrange and pay for similar health insurance coverage; except that the Employer's and successor's obligation under clause (ii) will expire upon the Executive's becoming eligible for comparable coverage under another employer's health benefits plan or program.  All amounts to which the Executive is entitled to receive hereunder shall, except to the extent otherwise permitted under Section 409A of the Code, be paid at the times prescribed in Section 4.05(b) above with respect to such payments.  For the purposes of this Agreement, "Change in Control" shall mean (A) the acquisition of equity securities of the Employer resulting in the beneficial ownership by the acquiring Person of more than 50% of the common stock of the Employer, occurring by means of any transaction or series of related transactions, including, without limitation, any reorganization, sale of securities, merger, exchange or consolidation, but excluding any merger or conversion of the Employer effected exclusively for the purpose of changing the domicile of the Employer or (B) if, during the Employment Period, the majority of the persons who were serving as directors of the Board at the beginning of the Employment Period no longer serve as directors of the Board as the result of an actual or threatened proxy contest.  For purposes of this Agreement, the Executive's "Actual Aggregate Compensation" for the fiscal year in question shall mean the sum of (i) the Executive's Salary for such fiscal year, (ii) the cash bonuses earned by the Executive for his performance in such fiscal year, and (iii) the value of the long term incentive compensation awarded to the Executive for his performance in such fiscal year, as set forth in (or, if not so set forth, measured at the time of) the resolutions adopted by the Compensation Committee or the independent members of the Board of Directors, or both, in granting the award.  In addition, if not otherwise vested because of the Change of Control, any restricted stock grants which have been made to the Executive upon the achievement of the LTI Performance Criteria, any other restricted stock grants to the Executive, and any outstanding stock options granted to the Executive shall become fully vested.

(e)       Accrued Benefits.  Unless otherwise required by this Agreement, federal or state law, or the terms of the relevant plans and agreements providing Benefits hereunder, the Executive's accrual of the Benefits pursuant to Section 2.02 hereof will cease on the date of the termination of the Employment Period, and the Executive will thereafter be entitled to the payment of accrued Benefits pursuant to such plans only as provided in such plans and agreements.

(f)        Release.  No amount shall be payable to the Executive under Section 4.05(b), (c), or (d) following the termination of the Employment Period unless the Executive (or the Executive's Designated Beneficiary in the event of termination of employment due to the Executive's death) signs and delivers to the Employer the General Release attached as Exhibit B to this Agreement.

(g)       No Mitigation.  The Executive shall not be obligated to seek or secure new employment or to become self-employed after the Employment Termination Date, and except as stated in Section 4.05(b) or Section 4.05(d), there shall be no offset against any severance payment or other post-employment amount or benefit under this Agreement on account of any compensation or benefits from any subsequent employment (including, without limitation, self-employment) that the Executive may obtain after the Employment Termination Date.

Section 5:         NON-DISCLOSURE COVENANT

5.01     Confidential Information Defined.  For the purposes of this Section 5, the phrase "Confidential Information" means any and all of the following information or items that the Employer treats as confidential:  trade secrets concerning the business and affairs of the Employer or its Affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of the Employer or its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented); and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or its Affiliates containing or based, in whole or in part, on any information included in the foregoing.  Notwithstanding the foregoing, Confidential Information shall not include any information that was or became or is or becomes available to the public or to the Employer's industry other than as a result of a disclosure of such information by the Executive or any other person under a duty to keep such information confidential.

5.02     Executive's Access to the Confidential Information.  Immediately upon the Executive's execution of this Agreement and continuing throughout his employment with the Employer, the Employer shall provide the Executive with access to Confidential Information that Executive had not previously received.  The Executive acknowledges:  (a) that the Employer has devoted substantial time, effort, and resources to develop and compile the Confidential Information; (b) unauthorized or improper public disclosure of such Confidential Information by the Executive would have an adverse effect on the Employer and its business; (c) the Employer would not disclose such information to the Executive, nor employ or continue to employ the Executive without the agreements and covenants set forth in this Section 5; and (d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

5.03     Executive's Nondisclosure Duties Regarding the Confidential Information.

(a)        Nondisclosure Commitment.  The Executive will hold in strictest confidence the Confidential Information and will not disclose it to any Person (as defined in Section 8 of this Agreement) except with the specific prior written consent of the Employer or as may be required by court order, law, government agencies with which the Employer deals in the ordinary course of its business, or except to the extent such disclosure is necessary or appropriate for the Executive to perform his duties under this Agreement.  Any trade secrets of the Employer will be entitled to all of the protections and benefits afforded under applicable laws.  If any Confidential Information that the Employer deems to be a trade secret is ruled by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.  The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.  The Executive will not remove from the Employer's premises or record (regardless of the media) any Confidential Information of the Employer or its Affiliates, except to the extent such removal or recording is necessary or appropriate for the Executive to perform his duties or as may be required by court order, law, or governmental agencies with which the Employer deals in the ordinary course of its business.  The Executive acknowledges and agrees that all Confidential Information, and physical embodiments thereof, whether or not developed by the Executive, are the exclusive property of the Employer or its Affiliates, as the case may be.

(b)        Third Party Information.  The Executive recognizes that the Employer and its Affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of the Employer and its Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive agrees that he owes the Employer, its Affiliates, and such third parties, during the Employment Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except as necessary or appropriate in carrying out his duties for the Employer consistent with the Employer's agreement with such third party or as may required by court order, law, or government agencies with which the Employer deals in the ordinary course of its business), or to use it for the benefit of anyone other than for the Employer or such third party (consistent with the Employer's agreement with such third party) without the express written authorization of the Employer or its Affiliate, as the case may be.

(c)        Returning Employer Property.  The Executive agrees that, at the time of the termination of the Employment Period, he will deliver to the Employer  (and will not keep in his possession or deliver to any other Person) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items or any property belonging to the Employer or any of its Affiliates, and their respective successors or assigns, regardless of whether such items are represented in tangible, electronic, digital, magnetic or any other media, to the extent that any of the foregoing are in the Executive's possession or within his control.  In the event of the termination of the Employment Period, the Executive agrees to promptly sign and deliver to the Employer the "Termination Certification" attached hereto as Exhibit C.

5.04     Disputes or Controversies.  The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court or other third party, the preservation of the secrecy of Confidential Information may be jeopardized.  All pleadings, documents, testimony, and records in Executive's possession or under his control relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive, use, and maintain all such Confidential Information in secrecy, except as may be agreed by them in writing.

Section 6:         NON-COMPETITION AND NON-INTERFERENCE

6.01     Restrictive Covenants.  The Executive agrees that the Employer's commitment described in Section 5.02 above to provide its Confidential Information to him gives rise to the Employer's interest in restraining Executive from competing against it and that the restrictions in this Section are designed to enforce Executive's promise in Section 5.03 not to use or disclose Confidential Information belonging to the Employer, except as permitted in Section 5.03.  The Executive agrees that the restrictions in this Section are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Employer.  For these reasons, the Executive agrees to the following:

(a)        Noncompete.  During the Restricted Period the Executive will not, directly or indirectly, on behalf of himself or any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to or render services that are similar to the services he rendered to the Employer under this Agreement to any business engaged or about to become engaged in the Business of the Employer, or any of its Affiliates, in the Market Area (defined below).  For purposes of this Agreement, the "Business" of the Employer is providing recovery, restoration, rebuilding/remodeling, and other specialty interior services to residential and commercial properties.  Nothing in this Section shall prohibit the Executive from purchasing or owning less than 5% of the stock of a publicly owned Business.

(b)        Solicitation of Customers.  During the Restricted Period the Executive will not, directly or indirectly, on behalf of himself or any other person or entity, solicit a Current Customer (as defined in Section 8 below) of the Employer or its Affiliates with whom he had contact during the Employment Period, for purposes of selling products or services to such Current Customer that are in competition with the products and services offered or sold by the Employer or its Affiliates as part of the Business.

(c)        Solicitation of Employees.  During the Restricted Period the Executive will not, directly or indirectly, on behalf of himself or any other person or entity, employ any current employee of the Employer or its Affiliates or any individual who was an employee of the Employer or its Affiliates at any time during Term, and will not solicit any employee of the Employer or its Affiliates for the purpose of encouraging such employee to leave or terminate his or her employment with the Employer or its Affiliates.

(d)        Solicitation of Vendors.  During the Restricted Period, the Executive will not, either directly or indirectly, on behalf of himself or any other person or entity, solicit a current vendor or supplier of the Employer or its Affiliates for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to the Employer or its Affiliates, or to change adversely to the Employer or its Affiliates the terms under which such vendor or supplier provides such products or services to the Employer or its Affiliates.

(e)        Non-interference.  Following the termination of the Employment Period, the Executive will not, either directly or indirectly, access the Employer's computer systems, download files or any other information from the Employer's computer systems or in any way interfere, disrupt, modify or change any computer program used by the Employer or any data stored on the Employer's computer systems.

(f)         Restricted Period.  For purposes of this Section 6.01, the term "Restricted Period" means the period commencing with the Effective Date and terminating two years after the Employment Termination Date.

(g)        Market Area.  For purposes of this Section 6.01, the term "Market Area" includes any state or province in which, during the Employment Period, (i) the Employer has provided goods or services and (ii) the Executive has overseen, directed, managed, or otherwise participated in the operations of the Employer.

6.02     Scope.  The Executive acknowledges and agrees that the geographic area, length and scope of the restrictions contained in Section 6.01 are reasonable and necessary to protect the legitimate business interests of the Employer.  The duration of the agreements contained in Section 6.01 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system.  The Employer may, at any time on written notice approved by its Board of Directors, reduce the geographic area, length or scope of any restrictions contained in Section 6.01 and, thereafter, the Executive shall comply with the restriction as so reduced, subject to subsequent reductions.  If any covenant in Section 6.01 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.  In the event of termination of the Executive's employment with the Employer for any reason, the Executive shall inform any subsequent employer within the Restricted Period (if applicable) of the continuing restrictions and obligations imposed on the Executive under this Agreement.

6.03     Required Notice.  Executive agrees that during the Restricted Period following the termination of his employment with Employer, he will provide Employer with written notice of any new employment within 30 days after he commences that employment.  The notice will identify the Executive's new employer and include the Executive's representation that he has informed his new employer of his applicable confidentiality and other obligations under this Agreement.

Section 7:         GENERAL PROVISIONS

7.01     Injunctive Relief and Additional Remedy.  The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of Sections 5 or 6 hereof might be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy.  Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or overtly threatened breach or otherwise to specifically enforce the provisions of Sections 5 and 6 hereof.

7.02     Covenants of Sections 5 and 6 are Essential Covenants.  The covenants by the Executive in Sections 5 and 6 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive.  The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.  If, following the Employment Period, the Employer has any obligation to pay severance or other amounts to or for the benefit of the Executive or provide any Benefits to the Executive and the Employer has failed to pay such severance or other amounts and/or provide such Benefits when due under this Agreement, then after written notice to the Employer regarding the failure to pay such severance or other amounts or provide such Benefits and a reasonable time to cure such failures, the Executive's obligations under Section 6 shall terminate.

7.03     Representations and Warranties by the Executive.  The Executive represents and warrants to the Employer that (a) the Executive has never taken any action of the types set forth in Section 4.03(b) though (f) and (b) the execution and delivery by the Executive of this Agreement does not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

7.04     Binding Effect; Delegation of Duties Prohibited.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred, and the Employer agrees it will not assign or delegate any of its obligations under this Agreement other than as part of any merger, consolidation, or transfer of all or substantially all of its assets, and in the event of such assignment, the Employer agrees that it will obtain from the legal successor of this Agreement an assumption of the Employer's obligations hereunder (although no such assumption shall be required if the successor assumes such obligations by operation of law).  The covenants of the Executive under this Agreement, being personal, may not be delegated.

7.05     Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given and delivered when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or, (d) on the fifth business day after mailing or when received by the addressee, whichever is earlier, if mailed by registered or certified mail, postage prepaid and return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:	Home Solutions of America, Inc.
1500 Dragon Street, Suite B
Dallas, TX 75207
Facsimile: (214) 333-9435

With a copy to:	Melissa Youngblood, Esq.
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, TX 75201
Facsimile: (214) 922-4170

If to the Executive:	Frank J. Fradella
1500 Dragon Street, Suite B
Dallas, TX 75207
Facsimile: (214) 333-9435

7.06     Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof; except that this Agreement does not affect any existing equity compensation plan or agreement between the parties.  This Agreement may be amended but only by an agreement in writing signed by the parties hereto.

7.07     GOVERNING LAW; VENUE.  THIS AGREEMENT SHALL BE GOVERNED BY, ENFORCED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF.  VENUE FOR ANY ACTION BROUGHT HEREUNDER SHALL BE IN DALLAS COUNTY, TEXAS.

7.08     Headings; Construction.  The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

7.09     Severability.  If any provision of this Agreement is held invalid or unenforceable by an arbitrator or any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.10     Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.11     Survival of Obligations.  The obligations of the Employer and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

7.12     Withholding and Set Off.  All payments and benefits made or provided under this Agreement shall be subject to withholding as required under applicable law.  The Employer is further authorized to withhold and setoff against any such payments and benefits any amounts that the Executive owes the Employer, whether as a result of any breach of this Agreement or otherwise.

7.13     Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the Executive's employment by the Employer under this Agreement, shall be settled by arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association ("AAA"), and judgment rendered by the arbitrator may be entered in any court having jurisdiction thereover.  Provided, however, that nothing in this Section shall be construed as to deny the Employer or the Executive the right and power to seek and obtain injunctive relief in a court of competent jurisdiction for any breach or threatened breach by Executive of the covenants in this Agreement.  The arbitration shall be conducted in Dallas, Texas, unless otherwise agreed by the parties thereto. A party hereto shall initiate arbitration by sending written notice of its intention to arbitrate to the other party and to the AAA office located in Dallas, Texas.  Parties shall have the same period of time to file claims as provided by the applicable statute of limitation for such claim.  Such written notice will contain a description of the dispute and the remedy sought.  In the event that the parties have not mutually agreed on an acceptable arbitrator within thirty (30) days after the demand for arbitration is filed, the arbitrator shall be appointed in the manner provided by the AAA's Employment Arbitration Rules and Mediation Procedures.  The decision of the arbitrator will be final and binding on the parties hereto and their successors and assignees.  Where consistent with applicable law, the arbitrator shall have the authority to order the non-prevailing party to pay the prevailing party's attorney's fees and all costs of the arbitration.  The parties will participate in good faith in a non-binding mediation of their dispute at least 60 days prior to the date of the arbitration hearing.  The parties shall jointly select the mediator but if they are unable to agree on a mediator, then the arbitrator shall appoint the mediator.  The parties hereto intend that this agreement to arbitrate be irrevocable.

7.14          Income Taxation of Deferred Payments.  This Agreement shall be administered subject to and in compliance with the requirements of Section 409A of the Code.  The parties acknowledge that there are uncertainties in regard to the interpretation of Section 409A and agree to cooperate in good faith to preserve their respective economic rights and obligations in light of future amendments to, regulations under, or interpretations of Section 409A.

Section 8:         CERTAIN DEFINITIONS

In and for purposes of this Agreement, the following terms shall have the meanings indicated below:

"Affiliate" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals.  For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in "control" of another solely by virtue of being a director, officer or holder of voting securities of any entity.  A Person shall be presumed to "control" any partnership of which such Person is a general partner.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Current Customer" shall mean any person or entity who is currently utilizing any product or service sold or provided by the Employer through the facility managed by the Executive; any person or entity who utilized any such product or service within the previous 12 months; and any person or entity with whom the Employer or any of its Affiliates is currently conducting negotiations concerning the utilization of such products or services.

"Employment Period" shall mean the period during which the Executive has an obligation under this Agreement to render to the Employer all or any portion of the services described in Section 1.03 of this Agreement.

"Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EMPLOYER:

HOME SOLUTIONS OF AMERICA, INC.

By:       /s/ Rick J. O'Brien
Name:  Rick J. O'Brien

Title:     President

EXECUTIVE:

/s/ Frank J. Fradella
                                                                        Frank J. Fradella

EXHIBIT A

Executive Compensation Plan - Frank J. Fradella, Chairman and CEO Fiscal Years 2006 and 2007

Annual Base Salary:	$350,000.00, payable in accordance with the Company's current payroll procedures

Level I Bonus Potential:	up to $350,000.00 annually, (100% of Annual Base Salary), based on achievement of Level I Bonus Performance Criteria (see Page A-2)

Level II Bonus Potential:	up to $262,500.00 annually, (75% of Annual Base Salary), based on achievement of Level II Bonus Performance Criteria (see Page A-2)

Long Term Incentive Compensation ("LTI"):

Restricted Common Stock grants under the Company's 2001 Stock Option Plan, or any other plan adopted by the Company, valued in an amount up to $525,000.00 annually (150% of Annual Base Salary), based on achievement of LTI Performance Criteria (see Page A-2), vesting monthly in thirty-six equal increments over three years (subject to acceleration of vesting as agreed by the Company)

Additional Cash and Equity Compensation:	May be granted at the discretion of the Independent Board Members upon recommendation by the Compensation Committee

Potential Value of Aggregate Remuneration Annually (based on Annual Base Salary, full achievement of Level I Bonus, Level II Bonus, and LTI, without additional compensation):	$1,487,500.00

Performance Criteria For Executive Officers - Fiscal Years 2006 and 2007

General:

The annual Level I Bonus, Level II Bonus, and LTI awards (collectively, the "Awards") shall be granted to the executive officers based upon both Objective Criteria and Subjective Criteria, as described below.  All Level I Bonus, Level II Bonus, and LTI awards are discretionary and subject to the approval of the Compensation Committee and the Independent Board Members.

Objective Criteria:

The Objective Criteria for each Award shall be based on one or more measures of the Company's performance for the fiscal year, such as revenues, operating income, EBITDA, net income, EPS, aggregate indebtedness, net working capital, and stockholders equity, as compared to the budget for such fiscal year adopted prior to the commencement of such fiscal year (the "Budget"), as determined by the Compensation Committee and the Independent Board Members.  In analyzing the performance of the Company as compared to the Budget for such fiscal year, the Compensation Committee and the Independent Board Members may disregard the impact on the Company's financial statements of any acquisitions that occurred during such fiscal year (as the impact of such acquisitions would not have been included in the Budget).

Level I Bonus Performance Criteria:

For the executive to be eligible for the Level I Bonus, the Company must have achieved at least 100% of the Objective Criteria determined by the Compensation Committee as compared to the Budget for the fiscal year in question.   For example, if the Objective Criteria consists of EBITDA and EPS, then in order for the executive to be eligible for the Level I Bonus, the performance of the Company for the fiscal year in question, as verified by the Company's audited financial statements for that year, must be equal to or greater than 100% of the Budget amount of EBITDA and EPS for the fiscal year in question.

Level II Bonus Performance Criteria:

For the executive to be eligible for the Level II Bonus, the Company must have achieved at least 120% of the Objective Criteria determined by the Committee as compared to the Budget for the fiscal year in question.  For example, if the Objective Criteria consists of EBITDA and EPS, then in order for the executive to be eligible for the Level II Bonus, the performance of the Company for the fiscal year in question, as verified by the Company's audited financial statements for that year, must be equal to or greater than 120% of the Budget amount of EBITDA and EPS for the fiscal year in question.

Long Term Incentive Compensation Performance Criteria:

For the executive to be eligible for the LTI, the Company must have achieved  90%-120% of the Objective Criteria set forth on the Budget for the fiscal year in question, with the amount of LTI to be granted to be proportionate to the level of Company's achievement within the 90-120% range. For example, if the Objective Criteria consists of EBITDA and EPS, then in order for the executive to be eligible for the LTI, the performance of the Company for the fiscal year in question, as verified by the Company's audited financial statements for that year, must be in the range of 90% to 120% of the Budget amount of EBITDA and EPS for the fiscal year in question.

Subjective Criteria:

In determining whether to grant each Award and the amount and type of the Awards (within the levels stated above) to be granted to the executive, the Compensation Committee and the Independent Board Members shall give consideration to various subjective criteria that they deem material to the performance of the executive, including the Company's public market capitalization, the position of the Company's assets and business operations in various geographic markets and industry segments, long term growth opportunities, enhancement of stockholder value and strategic objectives to ensure the survival and growth of the Company, customer satisfaction, public relations and similar variables appropriate to the executive's duties and performance in the fiscal year in question.

Award Terms and Payment Policies:

The Awards, if any, shall be based upon the Company's audited financial statements for the fiscal year in question and shall be paid or issued in the calendar year in which the Company's financial statements for the fiscal year in question are audited.

Compliance with Tax Laws:

Any Award issued under the Executive Compensation Plan that constitutes a deferral of compensation under a "nonqualified deferred compensation plan", as such term is defined under Section 409A(d)(1) of the Internal Revenue Code (the "Code") (or a successor provision thereto), shall comply with the requirements of Section 409A of the Code (or a successor provision thereto) and applicable guidance published in the Internal Revenue Bulletin.

EXHIBIT B

GENERAL RELEASE

            For good and sufficient consideration, including but not limited to payments which Home Solutions of America, Inc. (the "Company") would not be obligated to pay to Frank J. Fradella ("Fradella") without Fradella signing this Release, the receipt and sufficiency of which is hereby acknowledged, Fradella does hereby forever release, remise, and discharge for himself and his heirs, executors, legal representatives, administrators, successors and assigns, the Company, its shareholders, directors, officers, employees and agents and their respective heirs, executors, administrators, successors, legal representatives and assigns, and all persons or entities related to or affiliated with any of the aforementioned persons (the "Releasees") of and from all claims, causes of action, suits, debts, agreements, promises and demands, of whatever nature or kind, in law or in equity which Fradella now has, ever had, or but for this release hereafter would or could have against any of the Releasees arising in any manner out of Fradella's employment with the Company and/or Fradella's serving as an officer and/or director of the Company or any affiliated entity.

            Fradella warrants that he has read this General Release and fully understands it to be a compromise and settlement and release of all claims, known or unknown, present or future, that the undersigned has or may have against the Company and its affiliates as described above.

Home Solutions of America, Inc.

By:
Frank J. Fradella

Date Signed	Date Signed

B-1

EXHIBIT C

TERMINATION CERTIFICATION

            I hereby certify that my employment with Home Solutions of America, Inc. (the "Company") has terminated effective as of ______________________________, and that as of ________________________________, I have fully complied with all of my obligations in Section 5.03(c) of the Amended and Restated Employment Agreement I entered into with the Company as of September 8, 2006.

                                                                                    Frank J. Fradella

                                                                                    Date signed

C-1